Exhibit 4.2
GENERAL TERMS AND CONDITIONS
The following general terms and conditions (the “General Terms and Conditions”) apply for Notes (as defined below) that Klarna Bank AB (publ) (Reg. No. 556737-0431; LEI No. 549300O3HXYXXUHR0897) (the “Issuer”) issues in the capital market under an agreement with the Dealers (as defined below) in respect of a Swedish medium term note programme (the “Programme”).

For each Loan, final terms are prepared that include supplementary terms and conditions, which together with these General Terms and Conditions constitute the complete terms and conditions for the relevant Loan. Final Terms for Notes that are offered to the public will be published on the Issuer’s website (www.klarna.com) and made available at the office of the Issuer. For as long as any Notes are outstanding, the Issuer will keep the General Terms and Conditions and the Final Terms for such Notes available on its website.
1.DEFINITIONS
1.1In the Conditions, the following expressions shall have the meaning ascribed to them below.
“Account Operator” means a bank or other party duly authorised to operate as an account operator (kontoforande institut) pursuant to the Swedish Financial Instruments Accounts Act or the Norwegian Securities Register Act, as the case may be, and through which a Noteholder has opened a CSD Account in respect of its Notes;
“Accounting Principles” means the international financial reporting standards (IFRS) within the meaning of Regulation 1606/2002/EC (or as otherwise adopted or amended from time to time) as applied by the Issuer in preparing its annual consolidated financial statements;
“Adjusted Loan Amount” means, with respect to a specific Loan, the Total Nominal Amount of outstanding Notes excluding Notes held by the Issuer and any other member of the Group, irrespective of whether such person is directly registered as owner of such Notes;
“Administrative Agent” means (i) if a Loan is raised through two or more Issuing Houses, the Issuing House appointed by the Issuer to be responsible for certain administrative tasks in respect of the Loan as set out in the relevant Final Terms; and (ii) if a Loan is raised through only one Issuing House, the Issuing House;
“Arranger” means Nordea Bank Abp or any Dealer replacing it as Arranger.
“Base Rate” means in regard to Loans with Floating Rate, the base rate STIBOR, EURIBOR or NIBOR as described in the Final Terms or any reference rate replacing STIBOR, EURIBOR or NIBOR in accordance with Clause 6 (Replacement of Base Rate);
“Business Day” means (i) in respect of Euroclear Notes, a day which is not a Sunday or other public holiday in Sweden or which is not treated as a public holiday for the purpose of payment of promissory notes (Saturdays, Midsummer’s Eve (midsommarcfton), Christmas Eve (julcfton) and New Year’s Eve (nydrscfton) shall in respect of Euroclear Notes be deemed public holidays); and (ii) in respect of VPS Notes, a day other than a Saturday, Sunday or a public holiday in Norway on which the Norwegian Central Bank’s and the VPS’s settlement systems are open and commercial banks in Norway are open for business;

“Change of Control Event” means an event or series of related events resulting in one person (or several persons who either (i) are, in respect of individuals, related; (ii) are, in respect of legal entities, members of the same group; or (iii) who act or have agreed to act in concert for the purposes of and prior to the acquisition of, or the establishment of control over, shares in the Issuer), other than an Existing Shareholder, directly or indirectly acquiring fifty (50) per cent. or more of the shares in the Issuer, or otherwise, directly or indirectly, establishing control over fifty (50) per cent. or more of the shares and/or votes in the Issuer, except where the Noteholders have approved such event or series of events in accordance with Clause 11.11;
“Conditions” for a particular Loan means these General Terms and Conditions and the Final Terms for such Loan;
“CSD” means the central securities depository in which the Notes are registered, being (i) Euroclear in respect of Euroclear Notes, and (ii) VPS in respect of VPS Notes;
“CSD Account” means a securities account, maintained by Euroclear pursuant to the Swedish Financial Instruments Accounts Act in respect of Euroclear Notes and maintained by VPS pursuant to the Norwegian Securities Register Act in respect of VPS Notes, in which (i) an owner of such security is directly registered or (ii) an owner’s holding of securities is registered in the name of a nominee;
“Day Count Convention” means:
(a)if the counting basis “30/360” is stated as being applicable, the amount shall be calculated using a year of 360 days comprising twelve months of 30 days each, and in the case of a fraction of a month using the actual number of days of the month that have passed; and
(b)if the counting basis “Actual/360” is stated as being applicable, the amount shall be calculated using the actual number of days in the relevant period divided by 360;
“Dealers” means Nordea Bank Abp, Skandinaviska Enskilda Banken AB (publ), Swedbank AB (publ) and Danske Bank A/S, Danmark, Sverige Filial and such other dealer (emissionsinstitut) appointed for this Programme in accordance with Clause 13.3, but only for so long as such dealer has not withdrawn as a dealer;
“EURIBOR” means
(a)the interest rate as displayed as of or around 11.00 a.m. on the relevant day on page EURIBOR01 of the Refinitiv screen (or through such other system or on such other page as replaces the said system or page) for EUR for a period comparable to the relevant Interest Period; or
(b)if no such interest rate is available for the relevant Interest Period as described in paragraph (a), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the European Reference Banks for deposits of EUR 10,000,000 for the relevant Interest Period; or
(c)if no interest rate as described in paragraph (a) or (b) is available, the interest rate which, according to the reasonable assessment of the Administrative Agent, best reflects the interest rate for deposits in EUR offered for the relevant Interest Period;
“Euro” and “EUR” means the single currency of the participating member states in accordance with the legislation of the European Community relating to the European Economic and Monetary Union;

“Euroclear” means Euroclear Sweden AB, Swedish Reg. No. 556112-8074;
“Euroclear Notes” means Notes denominated in Swedish Kronor or Euro;
“European Reference Banks” means four major commercial banks which, at the current time, are quoting EURIBOR and are appointed by the Administrative Agent; “Event of Default” means an event or circumstance specified in Clause 10.1;
“Existing Shareholder” means each of (i) Klarna Holding AB, (ii) Sebastian Siemiatkowski and his holding companies, (iii) Niklas Adalberth and his holding companies, (iv) Victor Jacobsson and his holding companies, (v) funds advised by Sequoia Capital, (vi) Anders Holch Povlsen and his holding companies, (vii) funds advised by Permira, and (viii) any relative or affiliate to any of the aforementioned persons or entities;
“Final Terms” means the final terms prepared for a particular Loan;
“Group” means the Issuer and its Subsidiaries from time to time;
“Interest Determination Date” means, for a Loan with floating interest rate, the date specified in the relevant Final Terms;
“Interest Payment Date” means, for a Loan, the date specified in the relevant Final Terms;
“Interest Period” means, for a Loan, the period specified in the relevant Final Terms;
“Interest Rate” means, (i) for a Loan with fixed interest rate, the interest rate specified in the relevant Final Terms and (ii) for a Loan with floating interest rate, the interest rate calculated in accordance with Clause 5.2;
“IPA” means Nordea Bank Abp, filial i Norge, as paying agent and registrar, or such other issuing and paying agent, in respect of VPS Notes, but only for so long as such issuing and paying agent has not withdrawn as a issuing and paying agent or been replaced in accordance with Clause 13.4;
“Issue Date” means, for a Loan, the date specified in the relevant Final Terms; “Issuing House” means the Dealer(s) through which a specific Loan is raised;
“Loan” means each loan comprising one or more Notes with the same ISIN code, which the Issuer raises under this Programme;
“Margin” means, for a Loan with floating interest rate, the margin specified in the relevant Final Terms;
“Material Subsidiary” means a Subsidiary to the Issuer the total assets of which represent more than ten (10) per cent. of the total assets of the Group (on a consolidated basis), determined by reference to the most recently published financial statements of the Subsidiary and the Issuer, respectively;
“Maturity Date” means, for a Loan, the date specified in the relevant Final Terms; “NIBOR” means:
(a)the interest rate administered, calculated and distributed by the Norske Finansielle Referenser AS and calculated in cooperation with Global Rate Set Systems Ltd (or the replacing administrator or calculation agent) for the relevant day and published on the information system Refinitiv’s page “OIBOR=” (or through such other system or on such other page as replaces the said system or page) for NOK for a period comparable to the relevant Interest Period; or
(b)if no such interest rate is available for the relevant Interest Period as described in paragraph (a), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks for deposits of NOK 100,000,000 for the relevant Interest Period; or
(c)if no such interest rate as described in paragraph (a) or (b) is available, the interest rate which, according to the reasonable assessment of the Administrative Agent, best reflects the interest rate for deposits in NOK offered in the Oslo interbank market for the relevant Interest Period;
“Nominal Amount” means the amount for each Note that is stated in the relevant Final Terms less any amount repaid;
“Norwegian Kroner” and “NOK” means the lawful currency of Norway;
“Norwegian Securities Register Act” means the Norwegian Act Securities Register Act of 2002 no. 64 (Nw. verdipapirregisterloven);
“Note” means a debt instrument for the Nominal Amount, of the type set forth in the Swedish Financial Instruments Accounts Act in respect of Euroclear Notes, or the Norwegian Securities Register Act in respect of VPS Notes, which represents a part of a Loan and which is governed by and issued under the Conditions;
“Noteholder” means the person recorded on a CSD Account as direct registered owner (agare) or nominee (forvaltare) of a Note;
“Noteholders’ Meeting” means a meeting of the Noteholders in respect of a Loan as described in Clause 11 (Noteholders’ Meeting);
“Record Date” means:
(a)in relation to Euroclear Notes, the fifth (5) Business Day prior to:
(i)an Interest Payment Date;
(ii)a Maturity Date or any other date when payment is to be made to Noteholders;
(iii)the date of a Noteholders’ Meeting; or
(iv)another relevant date;
or in each case such other Business Day falling prior to a relevant date if generally applicable on the Swedish debt capital market; and
(b)in relation to VPS Notes:
(i)the third (3) Business Day before:
(A)a Maturity Date or any other date when payment is to be made to Noteholders (other than payment of interest amounts);
(B)the date of a Noteholders’ Meeting; or
(C)another relevant date; and
(ii)the fourteenth (14) day before an Interest Payment Date;
or in each case, such other Business Day falling prior to a relevant date if generally applicable on the Norwegian debt capital market;
“Reference Banks” means:
(a)the Dealers (or, if applicable, any relevant branch of any of the Dealers) appointed under this Programme; or

(b)if none, or only one, of the Dealers provide a quotation for a relevant Base Rate, such replacing banks which, at the relevant time, provide a quotation for STIBOR or NIBOR (as applicable) and are appointed by the Administrative Agent;
“Regulated Market” means a regulated market for the purposes of Directive 2014/65/EU;
“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect;
“STIBOR” means:
(a)the interest rate administered, calculated and distributed by the Swedish Financial Benchmark Facility AB (or the replacing administrator or calculation agent) for the relevant day and published on the information system Refinitiv’s page “STIBOR=” (or through such other system or on such other page as replaces the said system or page) for SEK for a period comparable to the relevant Interest Period; or
(b)if no such interest rate is available for the relevant Interest Period as described in paragraph (a), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks for deposits of SEK 100,000,000 for the relevant Interest Period; or
(c)if no such interest rate as described in paragraph (a) or (b) is available, the interest rate which, according to the reasonable assessment of the Administrative Agent, best reflects the interest rate for deposits in SEK offered in the Stockholm interbank market for the relevant Interest Period;
“Subsidiary” means, in relation to any person, any Swedish or foreign legal entity (whether incorporated or not), which at the time is a subsidiary (dotterforetag) to such person, directly or indirectly, as defined in the Swedish Companies Act (aktiebolagslag (2005:551));
“Swedish Financial Instruments Accounts Act” means the Swedish Financial Instruments Accounts Act (lagen (1998:1479) om vardepapperscentraler och kontoforing av finansiella instrument);
“Swedish Kronor” and “SEK” means the lawful currency of Sweden;
“Total Nominal Amount” means, for a Loan, the total aggregate Nominal Amount of the Notes outstanding at the relevant time;
“VPS” means Verdipapirsentralen ASA, Norwegian Reg. No. 985 140 421; and
“VPS Notes” means Notes denominated in Norwegian Kroner.
1.2When ascertaining whether a limit or threshold specified in Swedish Kronor has been attained or broken, an amount in another currency shall be counted on the basis of the rate of exchange for such currency against Swedish Kronor for the previous Business Day, as published on Refinitiv’ screen “SEKFIX=” (or on such other system or screen which replacing it) or, if such rate not is published, the rate of exchange for such currency published by the Swedish Central Bank (Riksbanken) on its website (www . riksbank.se).
1.3Further definitions are contained (where relevant) in the relevant Final Terms.

1.4The definitions contained in these General Terms and Conditions shall also apply to the relevant Final Terms.
2.ISSUANCE OF NOTES, STATUS AND COVENANT TO PAY
2.1Under this Programme the Issuer may issue Notes in Euro, Norwegian Kroner and Swedish Kronor with a minimum term of one year. Under a Loan, Notes may be issued in more than one tranche.
2.2Upon issuance, Notes will constitute direct, unconditional, unsubordinated and unsecured debt obligations of the Issuer and rank pari passu and without any preference among themselves and shall rank at least pari passu with all other present and future unsubordinated and unsecured obligations (except those obligations preferred by law) of the Issuer.
2.3The Issuer undertakes to repay the principal and to pay interest in respect of each Loan in accordance with these Conditions and to otherwise follow the Conditions for each Loan.
2.4In subscribing for Notes each initial Noteholder accepts that its Notes shall have the rights and be subject to the conditions stated in the Conditions. In acquiring Notes each new Noteholder confirms such acceptance.
2.5If the Issuer wishes to issue Notes under this Programme the Issuer shall enter into a separate agreement for this purpose with one or more Dealers which shall be the Issuing House(s) for such Loan.
3.REGISTRATION OF NOTES
3.1Notes shall be registered in a CSD Account on behalf of the Noteholder, and accordingly no physical notes representing the Notes will be issued.
3.2A request concerning the registration of a Note shall be made to an Account Operator.
3.3Any person who acquires the right to receive payment under a Note through a mandate, a pledge, regulations in the Code on Parents and Children (Foraldrabalken), conditions in a will or deed of gift or in some other way shall register her or his right in order to receive payment.
3.4The Administrative Agent shall, for the purpose of carrying out its tasks in connection with the Conditions and, with Euroclear’s or VPS’s (as the case may be) permission, at all other times be entitled to obtain information from the debt register (skuldbok) kept by Euroclear and the securities depository kept by VPS, as relevant, in respect of the Notes.
3.5The Administrative Agent may use the information referred to in Clause 3.4 only for the purposes of carrying out their duties and exercising their rights in accordance with the Conditions and shall not disclose such information to the Issuer, a Noteholder or any third party unless necessary for such purposes. The Administrative Agent shall not be responsible for the content of such register that is referred to in Clause 3.4 or in any other way be responsible for determining who is a Noteholder.
3.6In order to comply with the Conditions for a Loan, the Issuer and the Administrative Agent, may, acting as a data controller, collect and process personal data. The processing is based on the Issuer’s or the Administrative Agent’s legitimate interest to fulfil its respective obligations under the Conditions. Unless otherwise required or permitted by law, the personal data will not be kept longer than necessary given the purpose of the processing. To the extent permitted under the Conditions, personal data may be shared with third parties, such as Euroclear, which will process the personal data further as a separate data controller. Data subjects generally have right to know what personal data the Issuer and the Administrative Agent processes about them and may request the same in writing at the Issuer’s or the Administrative Agent’s registered address. In addition, data subjects have the right to request that personal data is rectified and have the right to receive personal data provided by themselves in machine-readable format. Information about the Issuer’s and the Administrative Agent’s respective personal data processing can be obtained by requesting the same in writing at the Issuer’s or the Administrative Agent’s registered address.
4.PAYMENTS
4.1Payments in respect of Notes denominated in SEK shall be made in SEK, payments in respect of Notes denominated in NOK shall be made in NOK and payments in respect of Notes denominated in EUR shall be made in EUR.
4.2A Loan falls due on the Maturity Date. Interest shall be paid on each Interest Payment Date in accordance with the relevant Final Terms. Subject to Clause 8.2 (Voluntary redemption of Notes by the Issuer), on the Maturity Date each Note shall be repaid at an amount equal to its Nominal Amount together with accrued but unpaid interest (if any).
4.3Repayment of principal and payment of interest shall be made to the person who is a Noteholder on the Record Date prior to such payment date, or to such other person who is registered with the relevant CSD on such date as being entitled to receive the relevant payment, repayment or repurchase amount.
4.4The Issuer has appointed the IPA to facilitate payments of interest and repayment of principal amounts for VPS Notes. The Issuer undertakes to, for as long as any Notes registered with VPS are outstanding, procure that payments of interest and repayment of principal amounts for such Notes may be made by the IPA in accordance with the Conditions, the rules and regulations of VPS and relevant agreements between the Issuer and the IPA.
4.5Where a Noteholder has arranged for an Account Operator to record that principal and interest are to be credited to a specific bank account, the payments will be made through the relevant CSD on the relevant due dates. If no such instructions have been given, the relevant CSD will send the amount on such dates to the Noteholder at the address registered on the Record Date with such CSD. If the due date in respect of a repayment or payment (other than interest) falls on a day which is not a Business Day, the amount will be credited to an account or made available to the payee on the next following Business Day (and in respect of interest, in accordance with Clause 5.1.2 or 5.2.2, as applicable).
4.6If the IPA or a CSD is unable to pay the amount in the manner stated above as a result of some delay on the part of the Issuer or because of some other obstacle, then, as soon as the obstacle has been removed, the Issuer shall ensure that the amount is paid by the IPA or the CSD, as applicable, to the person registered as Noteholder on the Record Date.
4.7If the Issuer is unable to carry out its obligations to pay through the IPA or a CSD in the manner stated above due to obstacles for the IPA or the relevant CSD as stated in Clause 16.1, the Issuer shall have a right to postpone the obligation to pay until the obstacle has been removed. In such case, interest will be paid in accordance with Clause 7.2.

4.8If payment or repayment is made in accordance with this Clause 4, the Issuer, the IPA and the relevant CSD shall be deemed to have fulfilled their obligation to pay, irrespective of whether such payment was made to a person not entitled to receive such amount, unless the Issuer or the CSD was aware of that payment was being made to a person not entitled to receive such amount.
4.9The Issuer is not liable to gross-up any payments under Notes by virtue of any withholding tax (including but not limited to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, or any official interpretations thereof, or any law implementing an intergovernmental approach thereto), public levy or the similar.
5.INTEREST
5.1Fixed interest rate
5.1.1If the relevant Final Terms of a Loan specify fixed interest rate as applicable to it, the Loan shall bear interest on its Nominal Amount at the Interest Rate:
(a)in respect of Euroclear Notes, from (but excluding) the Interest Commencement Date up to (and including) the Maturity Date; and
(b)in respect of VPS Notes, from (and including) the Interest Commencement Date up to (but excluding) the Maturity Date.
5.1.2Interest accrued during an Interest Period is calculated using the Day Count Convention 30/360 and paid in arrears on the relevant Interest Payment Date or, to the extent such day is not a Business Day, the first following day that is a Business Day. Interest will however only accrue until the relevant Interest Payment Date.
5.2Floating interest rate
5.2.1If the relevant Final Terms of a Loan specify floating interest rate as applicable to it, the Loan shall bear interest on its Nominal Amount:
(a)in respect of Euroclear Notes, from (but excluding) the Interest Commencement Date up to (and including) the Maturity Date; and
(b)in respect of VPS Notes, from (and including) the Interest Commencement Date up to (but excluding) the Maturity Date.
If the Base Rate plus the Margin for the relevant period is below zero (0), the floating interest rate shall be deemed to be zero (0).
5.2.2Interest accrued during an Interest Period is calculated using the Day Count Convention Actual/360 and paid in arrears on the relevant Interest Payment Date or, to the extent such day is not a Business Day, the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.
5.2.3The Interest Rate applicable to each respective Interest Period is determined by the Administrative Agent on the respective Interest Determination Date as the Base Rate plus the Margin for such period, adjusted for the application of Clause 6 (Replacement of Base Rate).
5.2.4If the Interest Rate is not determined on the Interest Determination Date because of an obstacle such as is described in Clause 16.1, the Loan shall continue to bear interest at the rate that applied to the immediately preceding Interest Period. As soon as the obstacle has been removed the Administrative Agent shall calculate a new Interest Rate to apply from the second Business Day after the date of calculation until the end of the current Interest Period.
6.REPLACEMENT OF BASE RATE
6.1If a Base Rate Event as described in Clause 6.2 below has occurred, the Company shall, in consultation with the Arranger, initiate the procedure to, as soon as reasonably possible, determine a Successor Base Rate, Adjustment Spread, as well as initiate the procedure to determine upon necessary administrative, technical and operative amendments to the Loan Terms in order to apply, calculate and finally decide the applicable Base Rate. The Arranger is not obligated to participate in such consultation or determination as described above. Should the Arranger not participate in such consultation or determination, the Company shall, at the Company’s expense, as soon as possible appoint an Independent Adviser to initiate the procedure to, as soon as reasonably possible, determine upon the mentioned. Provided that the Successor Base Rate, the Adjustment Spread and other amendments have been finally decided no later than prior to the relevant Interest Determination Date in relation to the next succeeding Interest Period, they shall become effective with effect from and including the commencement of the next succeeding Interest Period, always subject to any technical limitations of the relevant CSD and any calculations methods applicable to such Successor Base Rate.
6.2A base rate event is an event where one or more of the following events occur (“Base Rate Event”) which means:
(a)the Base Rate (for the relevant Interest Period of the relevant Loan) has ceased to exist or ceased to be published for at least five (5) consecutive Business Days as a result of the Base Rate (for the relevant Interest Period of the relevant Loan) ceasing to be calculated or administered;
(b)a public statement or publication of information by (i) the supervisor of the Base Rate Administrator or (ii) the Base Rate Administrator that the Base Rate Administrator ceases to provide the applicable Base Rate (for the relevant Interest Period of the relevant Loan) permanently or indefinitely and, at the time of the statement or publication, no successor administrator has been appointed or is expected to be appointed to continue to provide the Base Rate;
(c)a public statement or publication of information in each case by the supervisor of the Base Rate Administrator that the Base Rate (for the relevant Interest Period of the relevant Loan) is no longer representative of the underlying market which the Base Rate is intended to represent and the representativeness of the Base Rate will not be restored in the opinion of the supervisor of the Base Rate Administrator;
(d)a public statement or publication of information in each case by the supervisor of the Base Rate Administrator with the consequence that it is unlawful for the Company or the Administrative Agent to calculate any payments due to be made to any Noteholder using the applicable Base Rate (for the relevant Interest Period of the relevant Loan) or it has otherwise become prohibited to use the applicable Base Rate (for the relevant Interest Period of the relevant Loan);
(e)a public statement or publication of information in each case by the bankruptcy trustee of the Base Rate Administrator or by the trustee under the bank recovery and resolution framework (krishanteringsregelverket) or in respect of EURIBOR or NIBOR (as applicable), from the equivalent entity with insolvency or resolution powers over the Base Rate Administrator, containing the information referred to in (b) above; or
(f)a Base Rate Event Announcement has been made and the announced Base Rate Event as set out in (b) to (e) above will occur within six (6) months.
6.3Upon a Base Rate Event Announcement, the Company may (but are not obligated to), if it is possible at such time to determine the Successor Base Rate, Adjustment Spread and other amendments, in consultation with the Arranger or through the appointment of an Independent Adviser, initiate the procedure as described in Clause 6.1 above to finally decide the Successor Base Rate, the Adjustment Spread and other amendments, in order to change to the Successor Base Rate at an earlier time.
6.4If a Base Rate Event set out in any of the paragraphs (a) to (e) of the Base Rate Event definition has occurred but no Successor Base Rate and Adjustment Spread have been finally decided at the latest prior to the relevant Interest Determination Date or if such Successor Base Rate and Adjustment Spread have been finally decided but due to technical limitations of the relevant CSD, cannot be applied in relation to the relevant Interest Determination Date, the interest applicable to the next succeeding Interest Period shall be:
(a)if the previous Base Rate is available, determined pursuant to the terms that would apply to the determination of the Base Rate as if no Base Rate Event had occurred; or
(b)if the previous Base Rate is no longer available or cannot be used in accordance with applicable law or regulation, equal to the interest determined for the immediately preceding Interest Period.
The provisions set out in this clause are applicable on subsequent Interest Periods, provided that all relevant measures have been carried out regarding the application of and the adjustments described in this Clause 6 Replacement of Base Rate prior to every such subsequent Interest Determination Date, but without success.
6.5Prior to the Successor Base Rate, Adjustment Spread and any other amendments becoming effective, the Company shall promptly, following the final decision by the Company in consultation with the Arranger or the Independent Adviser of any Successor Base Rate, Adjustment Spread and any other amendments, give notice thereof to the Noteholders, the Administrative Agent and the relevant CSD in accordance with Clause 15 (Notices). The notice shall also include information about the effective date of the amendments. If the MTN are admitted to trading on a Regulated Market, the Company shall also give notice of the amendments to the relevant stock exchange.
6.6The Arranger, the Independent Adviser and the Administrative Agent that carries out measures in accordance with this Clause 6 shall not be liable whatsoever for any damage or loss caused by any determination, action taken or omitted by it in conjunction with the determination and final decision of the Successor Base Rate, Adjustment Spread and any amendments thereto to the Loan Terms, unless directly caused by its gross negligence or wilful misconduct. The Arranger, the Independent Adviser and the Administrative Agent shall never be responsible for indirect or consequential loss.

6.7In this Clause 6 the following definitions have the meaning described below: “Adjustment Spread” means a spread or a formula or methodology for calculating a spread to be applied to a Successor Base Rate and that is:
(a)formally recommended by any Relevant Nominating Body in relation to the replacement of the Base Rate; or
(b)if (i) is not applicable, the adjustment spread that the Company in consultation with the Arranger or the Independent Adviser determines is reasonable to use in order to eliminate, to the extent possible, any transfer of economic value from one party to another as a result of a replacement of the Base Rate and is customarily applied in comparable debt capital market transactions.
“Base Rate Administrator” means Swedish Financial Benchmark Facility AB (SFBF) in relation to STIBOR, European Money Markets Institute (EMMI) in relation to EURIBOR and Norske Finansielle Referanser AS (NoRe) in relation to NIBOR or any person replacing it as administrator of the Base Rate.
“Base Rate Event Announcement” means a public statement or published information as set out in paragraph 6.2(b) to 6.2(e) that any event or circumstance specified therein will occur.
“Independent Adviser” means an independent financial institution or adviser of repute in the debt capital markets where the Base Rate is commonly used.
“Relevant Nominating Body” means, subject to applicable law, firstly any relevant supervisory authority, secondly any applicable central bank, or any working group or committee of any of them, or thirdly the Financial Stability Council (Finansiella stabilitetsradet) or any part thereof.
“Successor Base Rate” means:
(a)a screen or benchmark rate, including the methodology for calculating term structure and calculation methods in respect of debt instruments with similar interest rate terms as MTN, which is formally recommended as a successor to or replacement of the Base Rate by a Relevant Nominating Body; or
(b)if there is no such rate as described in paragraph (i), such other rate as the Company in consultation with the Arranger or the Independent Adviser determines is most comparable to the Base Rate.
For the avoidance of doubt, in the event that a Successor Base Rate ceases to exist, this definition shall apply mutatis mutandis to such new Successor Base Rate.
7.PENALTY INTEREST
7.1In the event of delay in payment relating to principal and/or interest (except in accordance with Clause 4.7), penalty interest shall be paid on the amount due from the maturity date up to and including the day on which payment is made, at an interest rate which corresponds to the average of one week’s EURIBOR (for Loans denominated in EUR), NIBOR (for Loans denominated in NOK) or STIBOR (for Loans denominated in SEK), applicable on the first Business Day in each calendar week during the course of delay plus two (2) percentage points. Penalty interest, in accordance with this Clause 7.1, shall never be less than the interest rate applicable to the relevant Loan on the relevant due date with the addition of two (2) percentage points. Penalty interest is not compounded with the principal amount.

7.2If the delay is due to an obstacle of the kind set out in Clause 16.1 on the part of the Issuing House(s), the IPA or any relevant CSD, no penalty interest shall apply, in which case the interest rate which applied to the relevant Loan on the relevant due date shall apply instead.
8.REDEMPTION AND REPURCHASE OF NOTES
8.1Repurchase of Notes by the Issuer
The Issuer may repurchase Notes at any time and at any price in the open market or otherwise provided that this is compatible with applicable law. Notes owned by the Issuer may be retained, resold or cancelled at the Issuer’s discretion.
8.2Voluntary redemption of Notes by the Issuer
8.2.1The relevant Final Terms may specify a right for the Issuer to, in whole or in part, redeem Notes in advance of the Maturity Date at times and prices specified in such Final Terms.
8.2.2Redemption in accordance with Clause 8.2.1 shall be made by the Issuer giving not less than fifteen (15) Business Days’ notice and not more than thirty (30) Business Days’ notice to the Noteholders, in each case calculated from the effective date of the notice. The notice from the Issuer shall specify the date of redemption and also the Record Date on which a person shall be registered as a Noteholder to receive the amounts due on such date of redemption. The notice is irrevocable but may, at the Issuer’s discretion, contain one or more conditions precedent. Upon fulfilment of the conditions precedent(s) (if any), the Issuer is bound to redeem the Notes in full at the applicable amount on the specified date of redemption.
8.3Mandatory repurchase due to a Change of Control Event
8.3.1Upon the occurrence of a Change of Control Event, each Noteholder shall, during a period of twenty (20) Business Days from the effective date of a notice from the Issuer of the Change of Control Event pursuant to Clause 9.4.2 (after which time period such right shall lapse), have the right to request that all, or some only, of its Notes be repurchased at a price per Note equal to 100 per cent. of the Nominal Amount together with accrued but unpaid interest. However, such period may not start earlier than upon the occurrence of the Change of Control Event.
8.3.2The notice from the Issuer of the Change of Control Event pursuant to Clause 9.4.2 shall specify the Record Date on which a person shall be registered as a Noteholder to receive interest and principal, the date of redemption and shall include instructions about the actions that a Noteholder needs to take if it wishes that its Notes be repurchased. If a Noteholder has so requested, and acted in accordance with the instructions in the notice from the Issuer, the Issuer shall, or shall procure that a person designated by the Issuer will, repurchase the relevant Notes and the repurchase amount shall fall due on the date of redemption specified in the notice given by the Issuer pursuant to Clause 9.4.2. The date of redemption must fall no later than forty (40) Business Days after the end of the period referred to in Clause 8.3.1.
8.3.3The Issuer shall comply with the requirements of any applicable securities laws or regulations in connection with the repurchase of Notes. To the extent that the provisions of such laws and regulations conflict with the provisions in this Clause 8.3, the Issuer may comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Clause 8.3 by virtue of such conflict.
8.3.4Any Notes repurchased by the Issuer pursuant to this Clause 8.3 may at the Issuer’s discretion be retained, cancelled or sold.

8.3.5The Issuer shall not be required to repurchase any Notes pursuant to this Clause 8.3, if a third party in connection with the occurrence of a Change of Control Event offers to purchase the Notes in the manner and on the terms set out in this Clause 8.3 (or on terms more favourable to the Noteholders) and purchases all Notes validly tendered in accordance with such offer. If Notes tendered are not purchased within the time period stipulated in this Clause 8.3, the Issuer shall repurchase any such Notes within five (5) Business Days after the expiry of the time period.
9.GENERAL UNDERTAKINGS
9.1Mergers
The Issuer shall not carry out a merger (fusion), other than a merger where the Issuer is the surviving entity.
9.2Banking licence
The Issuer shall maintain a licence to conduct banking and/or financing business (tillstand att bedriva bankrorelse och/eller finansieringsrorelse) as required pursuant to the Swedish Banking and Financing Business Act (lag (2004:297) om bank och finansieringsrorelse) or any corresponding licence required pursuant to any legislation replacing the Swedish Banking and Financing Business Act.
9.3Admission to trading
9.3.1If listing is applicable under the relevant Final Terms of a Loan, the Issuer shall use its best efforts to ensure that the Loan is admitted to trading on the relevant Regulated Market not later than the date set out in such Final Terms, and that it remains listed or, if such listing is not possible to obtain or maintain, listed on another Regulated Market.
9.3.2Following an admission to trading, the Issuer shall take all actions on its part to maintain the admission as long the relevant Loan is outstanding, but not longer than up to and including the last day on which the admission can reasonably, pursuant to the then applicable regulations of the relevant Regulated Market and the relevant CSD, subsist.
9.4Information from the Issuer
9.4.1The Issuer will make the following information available to the Noteholders by way of press release and by publication on the website of the Issuer:
(a)as soon as the same become available, but in any event within five (5) months after the end of each financial year, audited consolidated financial statements of the Group for that financial year prepared in accordance with the Accounting Principles;
(b)as soon as the same become available, but in any event within two (2) months after the end of the relevant reporting period, consolidated financial statements of the Group for the interim half of the financial year or the year-end report (bokslutskommunike) (as applicable) of the Group prepared in accordance with the Accounting Principles;
(c)as soon as they become available, but in any event within two (2) months after the end of each quarter of each financial year, consolidated financial statements of the Group or at the Group’s holding company level (as applicable) for such period, prepared in accordance with the Accounting Principles; and
(d)any other information required by the Swedish Securities Markets Act (lag (2007:582) om vardepappersmarknaden) or the Norwegian Securities Trading Act (lov av 29. juni 2007 nr. 75 om verdipapirhandel), as applicable, and in any event the rules and regulations of the Regulated Market on which any Notes are admitted to trading.
9.4.2The Issuer shall, without undue delay, notify the Noteholders and each Dealer upon becoming aware of the occurrence of a Change of Control Event or an Event of Default. Such notice shall be made by way of a press release and may be given in advance of the occurrence of a Change of Control Event and be conditional upon the occurrence thereof, if a definitive agreement is in place providing for such Change of Control Event. Should any Dealer not receive such information, it is entitled to assume that no such event or circumstance exists or can be expected to occur, provided that such Dealer does not have actual knowledge of such event or circumstance.
9.5Publication of Conditions
The Conditions applicable for each Note outstanding shall be available on the website of the Issuer.
10.ACCELERATION OF THE NOTES
10.1The Administrative Agent shall, (i) following a request in writing from a Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Loan Amount under a Loan (such a request can only be made by Noteholders registered in the relevant CSD Account on the Business Day occurring immediately after the date that the request was received by the Administrative Agent and must, if made by several Noteholders, be made jointly), or (ii) following a resolution at a Noteholders’ Meeting for a Loan, on behalf of the Noteholders by notice to the Issuer, declare all, but not some only, of the outstanding Notes under such Loan due and payable together with any other amounts payable under the Loan, immediately or at such later date as the Administrative Agent or Noteholders’ Meeting determines, if:
(a)the Issuer does not pay on the due date any amount payable by it under any Loan, unless the non-payment:
(i)is caused by technical or administrative error; and
(ii)is remedied within five (5) Business Days from the due date;
(b)the Issuer does not comply with any terms, or acts in violation, of the Conditions of the relevant Loan (other than those terms referred to in paragraph (a) above), unless the non-compliance:
(i)is capable of remedy; and
(ii)is remedied within fifteen (15) Business Days of the earlier of (A) the Administrative Agent giving notice thereof to the Issuer and (B) the Issuer becoming aware of the non-compliance;
(c)the Conditions for the relevant Loan becomes invalid or ineffective, in whole or in part (other than in accordance with the provisions of such Conditions), and such invalidity or ineffectiveness is materially prejudicial to the interests of the Noteholders;
(d)any corporate action, legal proceedings or other procedure or step (unless vexatious or frivolous, disputed in good faith and discharged within thirty (30) Business Days) is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution or administration of the Issuer or a Material Subsidiary;

(ii)a composition, or arrangement with any creditor of the Issuer (other than the Noteholders) or a Material Subsidiary; or
(iii)the appointment of a liquidator, administrator or other similar officer in respect of the Issuer, a Material Subsidiary, or any of its assets, in each case other than in connection with a solvent liquidation or solvent reorganisation of a Material Subsidiary;
(e)any attachment, sequestration, distress or execution, or any analogous process in any jurisdiction, affects any asset of the Issuer or a Material Subsidiary which is material to its business and not discharged within thirty (30) Business Days, or any Security over any asset of the Issuer or a Material Subsidiary which is material to its business is enforced; or
(f)any financial indebtedness of the Issuer or a Material Subsidiary is not paid when due nor within any applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Event of Default will occur under this paragraph (f) if the aggregate amount of financial indebtedness referred to herein is less than SEK 50,000,000.
10.2The Administrative Agent may not accelerate Notes in accordance with Clause 10.1 by reference to a specific Event of Default if it is no longer continuing or if it has been decided at a Noteholders’ Meeting to waive such Event of Default (temporarily or permanently).
10.3If the Noteholders instruct the Administrative Agent to accelerate Notes, the Administrative Agent shall promptly declare the Notes due and payable and take such actions as may, in the opinion of the Administrative Agent, be necessary or desirable to enforce the rights of the Noteholders under the Conditions, unless the relevant Event of Default is no longer continuing.
10.4In the event of an acceleration of Notes in accordance with this Clause 10 (Acceleration of the Notes), up to, but excluding the Final Maturity Date, the Issuer shall redeem all Notes at an amount per Note equal to 100 per cent. of the Nominal Amount, together with accrued but unpaid interest.
11.NOTEHOLDERS’ MEETING
11.1The Administrative Agent may and shall, at the request of (i) another Issuing House with respect to a Loan, (ii) the Issuer or (iii) Noteholders that at the time of such request represent at least ten (10) per cent. of the Adjusted Loan Amount under that Loan (such a request can only be made by Noteholders entered in the CSD Account on the Business Day occurring immediately after the date that the request was received by the Administrative Agent and must, if made by a number of Noteholders, be made jointly) convene a Noteholders’ Meeting for the Noteholders under the relevant Loan.
11.2The Administrative Agent shall convene a Noteholders’ Meeting by sending notice of this to each Noteholder and the Issuer within five (5) Business Days of having received a request from an Issuing House, the Issuer or Noteholders as described in Clause 11.1 (or a later date if this is required for technical or administrative reasons). The Administrative Agent shall also, without delay, inform each Issuing House and the IPA in writing about such notice.
11.3The Administrative Agent may refrain from convening a Noteholders’ Meeting if (i) the proposed decision has to be approved by any party in addition to the Noteholders and this party has notified the Administrative Agent that such approval will not be given, or (ii) the proposed decision is not compatible with applicable law.
11.4The notice of the meeting described in Clause 11.2 shall include (i) time for the meeting, (ii) place for the meeting, (iii) a specification of the Business Day on which a person must be registered as a Noteholder in order to be entitled to exercise voting rights, (iv) a form of power of attorney, and (v) the agenda for the meeting. The background and contents of each proposal as well as any applicable conditions and conditions precedent shall be set out in the notice in sufficient detail. If a proposal concerns an amendment to the Conditions, such proposed amendment must always be set out in precise detail. Only matters that have been included in the notice may be decided on at the Noteholders’ Meeting. Should prior notification by the Noteholders be required in order to attend the Noteholders’ Meeting, such requirement shall be included in the notice.
11.5The Noteholders’ Meeting shall be held on a date that is between ten (10) and thirty (30) Business Days after the date of the notice of the meeting. Noteholders’ Meetings for several Loans under the Programme may be held on the same occasion.
11.6Without deviating from the provisions of these General Terms and Conditions, the Administrative Agent may prescribe such further provisions relating to the convention of and holding of the Noteholders’ Meeting as it considers appropriate. Such provisions may include, among other things, the possibility of Noteholders voting without attending the meeting in person or that electronic voting or a written procedure shall be used.
11.7Only a person who is, or who has been provided with a power of attorney in accordance with Clause 12 (Right to act on behalf of Noteholders) by someone who is, a Noteholder on the Record Date for the Noteholders’ Meeting may exercise voting rights at such Noteholders’ Meeting, provided that the relevant Notes are included in the Adjusted Loan Amount. The Administrative Agent has the right to attend, and shall in each case ensure that an extract from the debt register (skuldbok) kept by Euroclear or the securities depository kept by VPS, as relevant, as at the Record Date for the Noteholders’ Meeting, is available at the Noteholders’ Meeting.
11.8The meeting shall be initiated by the appointment of a chairman. The Administrative Agent shall appoint the chairman unless the Noteholders’ Meeting decides differently. Representatives and advisors of the Noteholders, the Administrative Agent and the Issuer have the right to participate at the Noteholders’ Meeting. The Noteholders’ Meeting may decide that the Issuer and the representatives and advisors of the Issuer may only participate in a part or parts of the meeting. A transcript of the debt register (skuldbok) that is kept by Euroclear and relevant for determining Noteholders eligible to exercise voting rights shall be available at the Noteholders’ Meeting. The chairman shall compile a list of present Noteholders with voting rights that includes information on the share of the Adjusted Loan Amount that each Noteholder represents (“voting list”). The voting list shall be approved by the Noteholders’ Meeting. Only persons who on the Record Date for the Noteholders’ Meeting were Noteholders, or who have been authorised in accordance with Clause 12 (Right to act on behalf of Noteholders) by persons who were Noteholders on the Record Date, may exercise voting rights at the Noteholders’ Meeting, provided that the relevant Notes are included in the Adjusted Loan Amount, and only such Noteholders and authorised persons, as applicable, shall be included in the voting list.
11.9The chairman shall ensure that minutes are kept at the Noteholders’ Meeting. The minutes shall include notes as to the participants, the issues dealt with, the voting results and the decisions that were made. The minutes shall be signed by the chairman and at least one person appointed at the Noteholders’ Meeting to approve the minutes and shall thereafter be delivered to the Administrative Agent. The minutes shall be available at the Issuer’s website no later than five (5) Business Days after the Noteholders’ Meeting. New or revised General Terms and Conditions or Final Terms shall be appended to the minutes and sent to Euroclear by the Administrative Agent or by any party appointed by the Administrative Agent.
11.10Decisions on the following matters require the approval of Noteholders representing at least ninety (90) per cent. of that part of the Adjusted Loan Amount for which Noteholders are voting under the relevant Loan at the Noteholders’ Meeting:
(a)a change of Maturity Date, reduction of Nominal Amount, changes in terms relating to interest or amount to be repaid (other than in accordance with what is stated in the Conditions, including what follows from the application of Clause 6 (Replacement of Base Rate)) and change in the specified Currency of the Loan;
(b)a transfer by the Issuer of its rights and obligations under the Loan;
(c)a change to the terms of this Clause 11 (Noteholders’ Meeting); and
(d)a mandatory exchange of Notes for other securities.
11.11Matters that are not covered by Clause 11.10 require the approval of Noteholders representing more than fifty (50) per cent of that part of the Adjusted Loan Amount for which Noteholders are voting under the relevant Loan at the Noteholders’ Meeting. This includes, but is not limited to, changes to and waivers of rights related to the Conditions that do not require a greater majority (other than changes as described in Clause 13 (Changes to terms, etc.)).
11.12A Noteholders’ Meeting is quorate if Noteholders representing at least fifty (50) per cent of the Adjusted Loan Amount under the relevant Loan in respect of a matter in Clause 11.10 and otherwise twenty (20) per cent of the Adjusted Loan Amount under the relevant Loan are present at the meeting either in person or via an authorised representative, or in each case, as has been decided by the Administrative Agent pursuant to Clause 11.6.
11.13If a Noteholders’ Meeting is not quorate the Administrative Agent shall convene a new Noteholders’ Meeting (in accordance with Clause 11.2) unless the relevant proposal has been withdrawn by the party or parties that initiated the Noteholders’ Meeting. The requirement of a quorum in Clause 11.12 shall not apply at such new Noteholders’ Meeting. If the Noteholders’ Meeting has met the quorum requirement for certain but not all matters which are to be decided on in the meeting, decisions shall be made in those matters for which a quorum is present whereas any other matters shall be referred to a new Noteholders’ Meeting.
11.14A decision at a Noteholders’ Meeting that extends obligations or limits rights of the Issuer or an Issuing House under the Conditions shall also require the approval of the party concerned.
11.15A Noteholder that holds more than one Note is not required to vote for all the Notes it holds and is not required to vote in the same way for all the Notes it holds.
11.16The Issuer may not, directly or indirectly, pay or contribute to payment being made to any Noteholder in order that this Noteholder will give its approval under the Conditions unless such payment is offered to all Noteholders that give their approval at a relevant Noteholders’ Meeting.

11.17A decision made at a Noteholders’ Meeting is binding on all Noteholders under the relevant Loan irrespective of whether they are represented at the Noteholders’ Meeting. Noteholders that do not vote for a decision shall not be liable for losses that the decision causes to other Noteholders.
11.18The Administrative Agent’s reasonable costs and expenses occasioned by a Noteholders’ Meeting, including reasonable payment to the Administrative Agent, shall be borne by the Issuer.
11.19At the Administrative Agent’s request, the Issuer shall without delay provide the Administrative Agent with a certificate stating the Nominal Amount for Notes held by members of the Group on the relevant Record Date prior to a Noteholders’ Meeting, irrespective of whether such entities are registered by name as Noteholders of Notes. The Administrative Agent shall not be responsible for the content of such a certificate or otherwise be responsible for establishing whether a Note is held by a member of the Group.
11.20Information on decisions taken at a Noteholders’ Meeting shall be notified without delay to the Noteholders under the relevant Loan in accordance with Clause 15 (Notices). At the request of a Noteholder the Administrative Agent shall provide the Noteholder with minutes of the relevant Noteholders’ Meeting. However, failure to notify the Noteholders as described above shall not affect the validity of the decision.
12.RIGHT TO ACT ON BEHALF OF BONDHOLDERS
12.1If a party other than a Noteholder wishes to exercise a Noteholder’s rights under the Conditions or to vote at a Noteholders’ Meeting, such person shall be able to produce a proxy form or other authorisation document issued by the Noteholder or a chain of such proxy forms and/or authorisation documents from the Noteholder.
12.2A Noteholder may authorise one or more parties to represent the Noteholder in respect of certain or all Notes held by the Noteholder. Such authorised party may act independently.
13.CHANGES TO TERMS, ETC.
13.1The Issuer and the Dealers may agree on adjustments to correct any clear and manifest error in these General Terms and Conditions.
13.2The Issuer and the Administrative Agent may agree on adjustments to correct any clear and manifest error in the Final Terms of a specific Loan.
13.3The Company and the Arranger or the Independent Adviser may, without the approval of the Noteholders, agree on and execute amendments to the Loan Terms in accordance with what is described in Clause 6 (Replacement of Base Rate) and such amendments will be binding on those covered by the Loan Terms.
13.4A new dealer may be engaged by agreement between the Issuer and the dealer in question and the Dealers. A Dealer may step down as a Dealer, but an Administrative Agent in respect of a specific Loan may not step down unless a new Administrative Agent is appointed in its place.
13.5The Issuer, the Dealers and the IPA may agree to replace the IPA with another Account Operator as issuing and paying agent.
13.6Amendments to or concession of Conditions in cases other than as set out in Clauses 13.1–13.4 shall take place through a decision at a Noteholders’ Meeting as described in Clause 11 (Noteholders’ Meeting).

13.7Approval at a Noteholders’ Meeting of an amendment to the terms may include the objective content of the amendment and need not contain the specific wording of the amendment.
13.8A decision on an amendment to the terms shall also include a decision on when the amendment is to take effect. However, an amendment shall not take effect until it has been registered with the relevant CSD (where relevant) and published on the Issuer’s website.
13.9The amendment or concession of terms as described in this Clause 13 (Changes to terms, etc.) shall be promptly notified by the Issuer to the Noteholders in accordance with Clause 15 (Notices).
14.PRESCRIPTION
14.1Claims for the repayment of principal shall be prescribed and become void ten (10) years after the Maturity Date. Claims for the payment of interest shall be prescribed and become void three (3) years after the relevant Interest Payment Date. Upon prescription, the Issuer shall be entitled to keep any funds that may have been reserved for such payments.
14.2If the prescription period is duly interrupted in accordance with the Swedish Limitations Act (preskriptionslagen (1981:130)) a new prescription period of ten (10) years will commence for claims in respect of principal and three (3) years for claims in respect of interest amounts, in both cases calculated from the day indicated by provisions laid down in the Swedish Limitations Act concerning the effect of an interruption in the limitation period.
15.NOTICES
15.1Notices shall be provided to Noteholders for the relevant Loan at the address registered with the relevant CSD on the Business Day before dispatch. A notice to the Noteholders shall also be published by means of a press release and published on the Issuer’s website.
15.2Notices to the Issuer or the Dealers shall be provided at the address registered with the Swedish Companies Registration Office (Bolagsverket) on the Business Day before dispatch.
15.3A notice to the Issuer or Noteholders in accordance with the Conditions that is sent by standard post shall be deemed to have been received by the recipient on the third Business Day after dispatch and notices sent by courier shall be deemed to have been received by the recipient when delivered to the specified address.
15.4In the event that a notice is not sent correctly to a certain Noteholder the effectiveness of notices to other Noteholders shall be unaffected.
16.LIMITATION OF LIABILITY ETC.
16.1With regards to the obligations imposed on the Dealers and the IPA, respectively, the Dealers and the IPA, as applicable, shall not be held liable for any losses arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, blockade, boycott, lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts applies even if the party concerned itself takes such measures or is subject to such measures.

16.2Losses arising in other cases shall not be compensated by a Dealer or the IPA if the relevant entity has exercised due care. In no case shall compensation be paid for indirect losses.
16.3Should a Dealer or the IPA not be able to fulfil its obligations under these Conditions due to any circumstance set out in Clause 16.1, such action may be postponed until the obstacle has been removed.
16.4The aforesaid shall apply unless otherwise provided in the Swedish Financial Instruments Accounts Act or the Norwegian Securities Register Act, as applicable.
17.APPLICABLE LAW AND JURISDICTION
17.1The Conditions shall be governed by Swedish law.
17.2Disputes shall be settled by Swedish courts. Stockholm District Court (Stockholms tingsratt) shall be the court of first instance.

We hereby confirm that the above General Terms and Conditions are binding upon us.
Stockholm, 21 February 2024
KLARNA BANK AB (publ)